Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Fourth-Quarter and Full-Year 2025 Financial Results;
Provides 2026 Outlook

HERSHEY, Pa., February 5, 2026 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full-year ended December 31, 2025.

“As we enter 2026, we have strong conviction in the momentum of our business,” said Kirk Tanner, The Hershey Company President and Chief Executive Officer. “I’m proud of how our teams have navigated a challenging environment, demonstrating operational excellence, impactful innovation, and skillful execution that is driving real results. We are building the capabilities and brand investments that position us for continued success, with a focus on strengthening our foundation, improving profitability, and advancing the next phase of our strategy to deliver long-term growth and value creation for our shareholders.”

Fourth-Quarter 2025 Financial Results Summary1
•Consolidated net sales of $3,091.0 million, an increase of 7.0%.
•Organic, constant currency net sales increased 5.7%.
•The impact of acquisitions on net sales was a 1.2 point benefit2 and currency exchange was a 0.1 point benefit.
•Reported net income of $320.0 million, or $1.57 per share-diluted, a decrease of 59.9%.
•Adjusted earnings per share-diluted of $1.71, a decrease of 36.4%.

2025 Full-Year Financial Results Summary3
•Consolidated net sales of $11,692.6 million, an increase of 4.4%.
•Organic, constant currency net sales increased 4.2%.
•The impact of acquisitions on net sales was a 0.5 point benefit2 and currency exchange was a 0.3 point headwind.
•Reported net income of $883.3 million, or $4.34 per share-diluted, a decrease of 60.3%.
•Adjusted earnings per share-diluted of $6.31, a decrease of 32.7%.
1 All comparisons for the fourth quarter of 2025 are with respect to the fourth quarter ended December 31, 2024.
2 Reflects the impact from the 2024 acquisition of Sour Strips and 2025 acquisition of LesserEvil, LLC (“LesserEvil”).
3 All comparisons for full-year 2025 are with respect to the full-year ended December 31, 2024.

2026 Full-Year Financial Outlook Summary
•Full-year reported net sales are expected to increase between 4% and 5%, driven by net price realization and increased innovation, cultural and seasonal activations, and advertising levels to support demand.
◦Acquisitions are estimated to be an approximate 150 basis point benefit to net sales growth.
◦The impact of foreign currency exchange is anticipated to be neutral, based on current exchange rates.
•Full-year reported earnings per share-diluted are expected to be in the range of $7.77 to $8.19, an increase of 79% to 89% versus 2025.
•Full-year adjusted earnings per share-diluted are expected to be in the range of $8.20 to $8.52, an increase of 30% to 35% versus 2025. Sales growth and gross margin recovery are expected to more than offset increased strategic investment in brands, capabilities and technology, as well as higher interest expense.
•The gap between the reported and adjusted earnings per share growth outlooks primarily reflects a large derivative mark-to-market loss recorded in reported earnings per share in 2025.

2026 Full-Year Outlook	Total Company
Net sales growth[4]	4% to 5%
Reported earnings per share growth	‘79% to 89%
Adjusted earnings per share growth	‘30% to 35%
4 Reflects an approximate 150 basis point benefit from the 2025 acquisition of LesserEvil.
The company also expects:
•A reported and adjusted effective tax rate in the range of approximately 25% to 27%;
•Other expense, which primarily reflects periodic benefit costs relating to pension and other post-retirement benefit plans, of approximately $15 million;
•Interest expense of approximately $200 million to $210 million;
•Capital expenditures in the range of $425 million to $475 million; and
•Advancing Agility & Automation Initiative savings of approximately $100 million.

Below is a reconciliation of projected 2026 and full-year 2025 and 2024 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2026 (Projected)	2025	2024
Reported EPS – Diluted	$7.77 - $8.19	$4.34	$10.92
Derivative Mark-to-Market Losses (Gains)	—	$2.08	$(2.26)
Business Realignment Activities	0.30 - 0.35	$0.29	$0.58
Acquisition and Integration-Related Activities	0.15 - 0.20	$0.20	$0.22
Goodwill Impairment Charges	—	$0.03	—
Other Miscellaneous (Benefits) Losses	—	—	$(0.03)
Tax Effect of All Adjustments Reflected Above	(0.12)	$(0.63)	$(0.06)
Adjusted EPS – Diluted	$8.20 - $8.52	$6.31	$9.37

2026 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Fourth Quarter 2025 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended December 31, 2025
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	5.3%	(0.1)%	5.4%	0.4%	5.0%	10%	(5)%

North America Salty Snacks	28.0%	—%	28.0%	9.8%	18.2%	4%	14%

International	0.4%	2.3%	(1.9)%	—%	(1.9)%	2%	(4)%

Total Company	7.0%	0.1%	6.9%	1.2%	5.7%	9%	(3)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

	Twelve Months Ended December 31, 2025
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	4.0%	(0.1)%	4.1%	0.4%	3.7%	6%	(2)%

North America Salty Snacks	11.9%	—%	11.9%	2.4%	9.5%	1%	8%

International	(0.7)%	(2.9)%	2.2%	—%	2.2%	3%	(1)%

Total Company	4.4%	(0.3)%	4.7%	0.5%	4.2%	6%	(1)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Fourth-Quarter 2025 Results
Consolidated net sales increased 7.0% to $3,091.0 million in the fourth quarter of 2025. Organic, constant currency net sales increased 5.7%, driven by favorable net price realization of approximately 9% and the benefit of one additional shipping day. These gains were partially offset by elasticity-driven volume declines in both the North America Confectionery and International segments.

Reported gross margin decreased 17.0 percentage points to 37.0% in the fourth quarter of 2025. This decrease in part reflects the lap of $264.7 million in derivative mark-to-market gains recorded in the prior year period. Adjusted gross margin decreased 650 basis points to 38.3% in the fourth quarter of 2025. Reported and adjusted gross margin declines reflect higher commodity costs, incremental tariff expenses, and lower volume, and a timing headwind related to the inventory valuation method, which more than offset the benefits from net price realization, supply chain productivity and transformation program net savings.

Selling, marketing and administrative expenses increased 12.1% in the fourth quarter of 2025 versus the prior-year period, driven by higher compensation and benefit costs and investment in advertising and related consumer marketing expenses, partially offset by transformation program savings. Advertising and related consumer marketing expenses increased 4.2% in the fourth quarter of 2025 versus the same period last year, driven by increased investments in North America Salty Snacks and International. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 15.9% versus the fourth quarter of 2024, driven by higher compensation and benefit expenses, partially offset by transformation program net savings.

Fourth-quarter 2025 reported operating profit was $444.9 million, a decrease of 52.6% versus the fourth quarter of 2024, resulting in an operating profit margin of 14.4%, a decrease of 18.1 percentage points versus the prior year period. Adjusted operating profit of $529.3 million decreased 24.0% versus the fourth quarter of 2024, resulting in adjusted operating profit margin of 17.1%, a decrease of 700 basis points, as higher commodity and tariff costs, increased selling, marketing and administrative expenses, were only partially offset by net price realization, transformation program net savings and supply chain productivity.

The reported effective tax rate in the fourth quarter of 2025 was 13.4% compared to (10.2)% in the fourth quarter of 2024. The adjusted effective tax rate in the fourth quarter of 2025 was 23.4% compared to (13.7)% in the fourth quarter of 2024. The increase in the reported and adjusted effective tax rate reflects fewer renewable energy tax credits versus the prior year period.

The company’s fourth-quarter 2025 results, as prepared in accordance with GAAP, included items positively impacting comparability of $84.4 million, or $0.14 per share-diluted. For the fourth quarter of 2024, items negatively impacting comparability totaled $242.4 million, or $1.23 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Derivative Mark-to-Market Losses (Gains)	$35.2	$(264.7)	$0.18	$(1.30)
Business Realignment Activities	7.8	12.7	0.05	0.06
Acquisition and Integration-Related Activities	34.9	14.9	0.17	0.07
Goodwill Impairment Charges	6.4	—	0.03	—
Other Miscellaneous Benefits	—	(5.3)	—	(0.03)
Tax Effect of All Adjustments Reflected Above	—	—	(0.29)	(0.03)
	$84.4	$(242.4)	$0.14	$(1.23)

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Derivative Mark-to-Market Losses (Gains)	$423.2	$(460.4)	$2.08	$(2.26)
Business Realignment Activities	59.4	117.5	0.29	0.58
Acquisition and Integration-Related Activities	40.0	45.2	0.20	0.22
Goodwill Impairment Charges	6.4	—	0.03	—
Other Miscellaneous Benefits	—	(5.3)	—	(0.03)
Tax Effect of All Adjustments Reflected Above	—	—	(0.63)	(0.06)
	$528.9	$(303.0)	$1.97	$(1.55)

The following are comments about segment performance for the fourth quarter of 2025 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,478.5 million in the fourth quarter of 2025, an increase of 5.3% versus the same period last year. Organic, constant currency net sales increased 5.0%, driven by approximately 10-points of net price realization. Volume decreased approximately 5 points, reflecting declines related to price elasticity, partially offset by the strong performance of innovation and one additional shipping day versus the prior year.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the twelve-week period ended December 28, 2025 in the multi-outlet plus convenience store channels (MULO+ w/ Convenience) increased 6.5% versus the prior year period, in-line with category growth. Hershey’s CMG performance reflects share gains across instant consumable chocolate, sweets, refreshment, and Holiday seasonal takeaway. While there was one additional shipping day in the quarter, organic net sales trailed retail takeaway due to some seasonal shipments shifting into the first quarter of 2026.

North America Confectionery segment income was $722.0 million in the fourth quarter of 2025, a decrease of 10.7% versus the prior year period. This resulted in segment margin of 29.1%, a decrease of 520 basis points. Declines were driven by higher commodity and tariff costs, lower volume, and a timing headwind related to the inventory valuation method, which were partially offset by net price realization, supply chain productivity and transformation program net savings, and efficiencies in advertising and consumer marketing expense during the fourth quarter.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $357.0 million in the fourth quarter of 2025, an increase of 28.0% versus the same period last year. The acquisition of LesserEvil contributed approximately 10 percentage points to segment growth in the fourth quarter. Organic, constant currency net sales for the fourth quarter increased 18.2%, driven by approximately 14 points of volume growth. This reflects strong retail demand, variety pack expansion, the timing of shipments related to first quarter 2026 programming, and one extra shipping day, which was partially offset by the planned reduction of sales to private label customers. Organic net price realization provided an approximate 4-point benefit, primarily due to lower promotional investment versus prior year.

In the 12-week period ended December 28, 2025, Hershey’s U.S. salty snack retail takeaway in MULO+ with Convenience increased 15.6%, excluding LesserEvil, resulting in share expansion of nearly 45 basis points in total salty snack. SkinnyPop ready-to-eat popcorn retail sales increased over 8%, driven by core velocity and innovation. Dot’s Homestyle Pretzels solidified its position as the #1 pretzel brand, delivering retail sales growth of over 20% in the quarter. Pirate’s Booty retail sales increased around 3%, a second consecutive quarter of positive growth behind increased distribution and in-store programming.

North America Salty Snacks segment income was $75.3 million in the fourth quarter of 2025, reflecting an increase of 38.1% versus the prior-year period. This resulted in a segment margin of 21.1%, an increase of 160 basis points versus the prior-year period. Segment income gains and margin expansion were driven by higher volume, reduced promotional investment and increased productivity, which more than offset increased advertising investment and product mix headwinds.

International
Fourth-quarter 2025 net sales for Hershey’s International segment increased 0.4% versus the same period last year to $255.6 million. Organic, constant currency net sales decreased 1.9% as net price realization of approximately 2-points was more than offset by an approximate 4-point decrease in volume. The volume decline was attributable to the timing of shipments that shifted from the fourth quarter into the third quarter this year, as well as the impact of price elasticity across markets.

International segment loss was $31.6 million in the fourth quarter of 2025, a decline of $61.1 million versus the prior year period, driven by higher commodity costs and lower volume which more than offset net price realization, supply chain productivity and transformation program cost savings. This resulted in a segment margin of (12.4)%, a decrease of 24.0 percentage points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the fourth quarter of 2025 was $236.3 million, an increase of $40.9 million, or 20.9% versus the same period of 2024. This increase was driven by higher compensation costs and capability investments.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its fourth-quarter and full-year 2025 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the fourth-quarter of and full-year 2025, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities, other miscellaneous losses and benefits and a tax reserve adjustment. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Reported gross profit	$1,144,817	$1,558,343	$3,922,691	$5,300,888
Derivative mark-to-market losses (gains)	35,229	(264,710)	423,161	(460,437)
Business realignment activities	—	—	—	12,168
Acquisition and integration-related activities	5,307	676	5,307	2,397
Non-GAAP gross profit	$1,185,353	$1,294,309	$4,351,159	$4,855,016

Reported operating profit	$444,913	$939,147	$1,441,528	$2,898,232
Derivative mark-to-market losses (gains)	35,229	(264,710)	423,161	(460,437)
Business realignment activities	7,833	12,741	59,401	117,536
Acquisition and integration-related activities	34,930	14,912	39,972	45,192
Goodwill impairment charges	6,403	—	6,403	—
Other miscellaneous benefits	—	(5,270)	—	(5,270)
Non-GAAP operating profit	$529,308	$696,820	$1,970,465	$2,595,253

Reported (benefit) provision for income taxes	$49,515	$(73,534)	$330,949	$252,697
Derivative mark-to-market losses (gains)*	44,449	(39,279)	102,688	(68,552)
Business realignment activities*	2,173	2,996	14,947	28,284
Acquisition and integration-related activities*	8,405	3,552	9,613	10,872
Goodwill impairment charges*	1,542	—	1,542	—
Other miscellaneous benefits*	—	(2,341)	—	(2,341)
Tax Reserve Adjustment	—	42,979	—	42,979
Non-GAAP (benefit) provision for income taxes	$106,084	$(65,627)	$459,739	$263,939

Reported net income	$320,017	$796,591	$883,259	$2,221,239
Derivative mark-to-market losses (gains)	(9,220)	(225,431)	320,473	(391,885)
Business realignment activities	5,660	9,745	44,454	89,252
Acquisition and integration-related activities	26,525	11,360	30,359	34,320
Goodwill impairment charges	4,861	—	4,861	—
Other miscellaneous benefits	—	(2,929)	—	(2,929)
Tax Reserve Adjustment	—	(42,979)	—	(42,979)
Non-GAAP net income	$347,843	$546,357	$1,283,406	$1,907,018

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Reported EPS - Diluted	$1.57	$3.92	$4.34	$10.92
Derivative mark-to-market losses (gains)	0.18	(1.30)	2.08	(2.26)
Business realignment activities	0.05	0.06	0.29	0.58
Acquisition and integration-related activities	0.17	0.07	0.20	0.22
Goodwill impairment charges	0.03	—	0.03	—
Other miscellaneous benefits	—	(0.03)	—	(0.03)
Tax effect of all adjustments reflected above**	(0.29)	(0.03)	(0.63)	(0.06)
Non-GAAP EPS - Diluted	$1.71	$2.69	$6.31	$9.37

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
As reported gross margin	37.0%	54.0%	33.5%	47.3%
Non-GAAP gross margin (1)	38.3%	44.8%	37.2%	43.3%

As reported operating profit margin	14.4%	32.5%	12.3%	25.9%
Non-GAAP operating profit margin (2)	17.1%	24.1%	16.9%	23.2%

As reported effective tax rate	13.4%	(10.2)%	27.3%	10.2%
Non-GAAP effective tax rate (3)	23.4%	(13.7)%	26.4%	12.2%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses (Gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the three- and 12-months ended December 2025 and 2024, business realignment charges related primarily to third-party costs related to this program, as well as severance and employee benefit costs.

Acquisition and Integration-Related Activities: During the three- and 12-months ended December 2025, we incurred costs to effectuate the acquisition of LesserEvil, LLC, as well as costs related to the integration of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment. During the three- and 12-months ended December 2024, we incurred integration-related costs for the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment, the acquisitions of two manufacturing plants from Weaver Popcorn Manufacturing, Inc. (“Weaver”) and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment.

Goodwill Impairment Charges: In 2025, we recorded a non-cash goodwill impairment charge related to a reporting unit in our International segment.

Other Miscellaneous Benefits: In 2024, we recorded a gain on the sale of non-operating assets located in the International segment.

Tax Reserve Adjustment: In 2024, we recognized a $43 million positive adjustment due to the release of a prior year tax reserve associated with U.S. tax reform.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2025 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, evolving priorities of the U.S. administration, and other events beyond our control such as the impacts on the business arising from international conflicts and geopolitical tensions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 and from time to time in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2025 and December 31, 2024
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Twelve Months Ended
			December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net sales			$3,091,021	$2,887,540	$11,692,576	$11,202,263
Cost of sales			1,946,204	1,329,197	7,769,885	5,901,375
Gross profit			1,144,817	1,558,343	3,922,691	5,300,888

Selling, marketing and administrative expense			698,150	622,733	2,460,569	2,373,621
Business realignment costs (benefits)			1,754	(3,537)	20,594	29,035

Operating profit			444,913	939,147	1,441,528	2,898,232
Interest expense, net			48,075	40,144	190,206	165,655
Other (income) expense, net			27,306	175,946	37,114	258,641

Income before income taxes			369,532	723,057	1,214,208	2,473,936
Provision (benefit) for income taxes			49,515	(73,534)	330,949	252,697

Net income attributable to The Hershey Company			$320,017	$796,591	$883,259	$2,221,239

Net income per share	- Basic	- Common	$1.62	$4.03	$4.46	$11.22
	- Diluted	- Common	$1.57	$3.92	$4.34	$10.92
	- Basic	- Class B	$1.47	$3.66	$4.05	$10.20

Shares outstanding	- Basic	- Common	147,988	148,349	148,281	148,349
	- Diluted	- Common	203,266	203,487	203,379	203,487
	- Basic	- Class B	54,614	54,614	54,614	54,614

Key margins:
Gross margin			37.0%	54.0%	33.5%	47.3%
Operating profit margin			14.4%	32.5%	12.3%	25.9%
Net margin			10.4%	27.6%	7.6%	19.8%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2025 and December 31, 2024
(unaudited) (in thousands except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	December 31, 2024	% Change	December 31, 2025	December 31, 2024	% Change
Net sales:
North America Confectionery	$2,478,501	$2,354,151	5.3%	$9,479,709	$9,118,590	4.0%
North America Salty Snacks	356,962	278,885	28.0%	1,271,299	1,135,720	11.9%
International	255,558	254,504	0.4%	941,568	947,953	(0.7)%
Total	$3,091,021	$2,887,540	7.0%	$11,692,576	$11,202,263	4.4%

Segment income (loss):
North America Confectionery	$721,952	$808,174	(10.7)%	$2,493,732	$2,945,688	(15.3)%
North America Salty Snacks	75,273	54,503	38.1%	241,353	199,390	21.0%
International	(31,596)	29,552	(206.9)%	3,318	111,519	(97.0)%
Total segment income	765,629	892,229	(14.2)%	2,738,403	3,256,597	(15.9)%
Unallocated corporate expense (1)	236,321	195,409	20.9%	767,938	661,344	16.1%
Mark-to-market adjustment for commodity derivatives (2)	35,229	(264,710)	NM	423,161	(460,437)	NM
Goodwill impairment charges	6,403	—	NM	6,403	—	NM
Costs associated with business realignment initiatives	7,833	12,741	(38.5)%	59,401	117,536	(49.5)%
Acquisition and integration-related activities	34,930	14,912	134.2%	39,972	45,192	(11.6)%
Other miscellaneous benefits	—	(5,270)	NM	—	(5,270)	NM
Operating profit	444,913	939,147	(52.6)%	1,441,528	2,898,232	(50.3)%
Interest expense, net	48,075	40,144	19.8%	190,206	165,655	14.8%
Other (income) expense, net	27,306	175,946	(84.5)%	37,114	258,641	(85.7)%
Income before income taxes	$369,532	$723,057	(48.9)%	$1,214,208	$2,473,936	(50.9)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Segment income (loss) as a percent of net sales:
North America Confectionery	29.1%	34.3%	26.3%	32.3%
North America Salty Snacks	21.1%	19.5%	19.0%	17.6%
International	(12.4)%	11.6%	0.4%	11.8%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2025 and December 31, 2024
(in thousands of dollars)

Assets	December 31, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents	$925,859	$730,746
Accounts receivable - trade, net	729,547	800,402
Inventories	1,429,254	1,254,094
Prepaid expenses and other	504,239	974,215

Total current assets	3,588,899	3,759,457

Property, plant and equipment, net	3,529,608	3,458,853
Goodwill	2,996,005	2,705,753
Other intangibles	2,475,698	1,873,866
Other non-current assets	1,123,285	1,111,867
Deferred income taxes	27,802	37,065

Total assets	$13,741,297	$12,946,861

Liabilities and Stockholders' Equity

Accounts payable	$1,255,701	$1,159,177
Accrued liabilities	970,597	807,341
Accrued income taxes	63,725	51,036
Short-term debt	218,546	1,306,976
Current portion of long-term debt	503,327	604,965

Total current liabilities	3,011,896	3,929,495

Long-term debt	4,681,194	3,190,210
Other long-term liabilities	731,917	688,259
Deferred income taxes	679,540	424,243

Total liabilities	9,104,547	8,232,207

Total stockholders’ equity	4,636,750	4,714,654

Total liabilities and stockholders’ equity	$13,741,297	$12,946,861